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                                                                    EXHIBIT 99.1



(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Names Christian G. Farman
                           as Chief Financial Officer

         Chesterfield, MO - December 4, 2003 -- Insituform Technologies, Inc. (Nasdaq National Market: INSU) announced today the appointment of Christian ("Chris") G. Farman as Vice President and Chief Financial Officer, effective immediately.

         Mr. Farman, 44, served from 1999 to 2001 as Executive Vice President and Chief Financial Officer of Vivendi North America (previously Anjou International), a $5 billion, New York City-based leader in water treatment, environmental services, bottled water and HVAC. The company was a subsidiary of Paris-based Vivendi Environment (now Veolia Environnement). Mr. Farman joined Vivendi in 1989 as Controller, and became CFO in 1995 before adding the title of executive vice president.

         Mr. Farman replaces Joseph A. White, who is leaving Insituform to pursue other interests. "Insituform is grateful to Joe White for his contributions to the company, and we wish him well in his future endeavors," said Thomas S. Rooney, Jr., President and Chief Executive Officer.

         Before joining Vivendi North America, Mr. Farman was a senior audit manager with PricewaterhouseCoopers LLP in New York. During the past two years, he has been Chief Operating Officer of the National Audubon Society and operated his own consulting and venture capital services firm.

          "We are very pleased to have Chris Farman join Insituform," Mr. Rooney said. "He is ideally suited to lead us in several important initiatives we are undertaking to realign our cost structure. He will also be instrumental in enabling Insituform to provide quality earnings guidance in the future. He has a wealth of leadership experience in businesses, such as water treatment and specialty contracting, that are closely aligned with those industries served by Insituform. We know he will be invaluable to us as we carry out our strategic plan to capitalize on our market-leading position."

         Mr. Farman received his undergraduate degree in accounting from the University of Massachusetts at Amherst in 1979, and is a certified public accountant.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.


CONTACT: For Insituform Technologies, Inc.
         Paul Wagman or Dave Garino
         (314) 982-1700

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